Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
702.263.2505

PROGRESSIVE GAMING INTERNATIONAL BOLSTERS ITS TABLE MANAGEMENT SOLUTIONS

ACQUIRES PITTRAK - LEADER IN AUSTRALIA AND SOUTH AFRICA TABLE MANAGEMENT SYSTEMS

SECURES ADDITIONAL PATENTS EXPANDING ITS IMAGE-BASED CARD RECOGNITION READER PORTFOLIO

LAS VEGAS – December 21, 2004 – Progressive Gaming International (the Company) (NASDAQ: MIKN), a leading provider of diversified products and services used in the gaming industry worldwide, announced today that it entered into two agreements that expand its existing table management system and related patent portfolio.

The Company has signed a definitive agreement to acquire the table game management system, PitTrak, including its existing customer base from Hotel Systems Pty. Ltd. of Sydney, Australia. In addition, the Company has acquired from Otho Hill, a leading gaming innovator, the exclusive rights to five additional patents adding to its existing portfolio of over 15 patents in 12 countries related to the development and distribution of an image-based recognition (IBR) card recognition shoe.

Acquisition of PitTrak

The PitTrak acquisition is for an undisclosed amount of cash and is expected to close during the first quarter of fiscal 2005. PitTrak has virtually the same functionality as TableLink® and will provide the Company with an existing installed base of over 400 tables and access to sell its table management solutions worldwide.

Managing Director and Vice President of the Company’s International Division, Neil Crossan stated: “PitTrak is an excellent product with a strong reputation in the international markets. This strategic acquisition provides us the ability to expand the footprint of our table management systems to every casino in the world, especially in rapidly growing territories such as Macau. Key PitTrak development and support personnel are expected to join the Company’s team in similar capacities.”

IBR Card Recognition Shoe Patents

The additions to the Company’s patent portfolio for an IBR card recognition shoe provides the Company with the exclusive rights to novel methods and systems for monitoring cards when dealt and processing card data to evaluate and track game play. The IBR shoe is expected to combine optical scan technology and signal processing capability to provide for monitoring of cards that have been dealt to the patron and for cards that remain in the shoe. The scope of these patents is believed to extend to systems and software for aiding the dealer or casino in tracking play through card monitoring, deck penetration, card control and betting/card monitoring to aid in player tracking compensation. In addition, these patents cover systems for casino security by monitoring player betting behavior, game statistics and proficiency in relation to dealt cards. These systems are intended to increase casino revenue, reduce fraud and provide improved game play tracking and monitoring data to improve casino operation and game presentation.

President and Chief Executive Officer Russ McMeekin stated: “The completion of these key initiatives is expected to increase our installed base to over 1,400 tables under management and strengthens our patent portfolio for table management systems. We believe the combination of a growing installed base, a solid patent portfolio, a great suite of products and a terrific distribution network provides us with the right ingredients to meet the demands of our customers and the market leverage to support our goal of achieving 10,000 tables under management worldwide over the next five years.”

Financial Summary

Chief Financial Officer Michael A. Sicuro stated: “These transactions are a part of several corporate development initiatives that are intended to replace the lower margin revenues from the realignment of the sign business with higher margin, recurring revenues from technology-based products. We expect the PitTrak acquisition to be neutral to mildly accretive in 2005 and very accretive in 2006 and beyond. We expect to fund this acquisition primarily though cash generated from operations.”

About Progressive Gaming International

Progressive Gaming International is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The Company develops and distributes an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The Company is also a market leader in exciting progressive jackpot technology for casinos worldwide. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net or www.mikohn.com.

TableLink is a registered trademark of Mikohn Gaming Corporation. All rights reserved.

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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations for the acquisition of PitTrak and the licensing of certain patents, the ability to expand the availability of the Company’s table management systems, the scope and utility of the group of patents licensed to the Company, activities expected to occur as a result of the licenses obtained, the status of the Company’s IBR card recognition shoe and its expected functionality, the financial and operational impact of the acquisition, the source of capital expected to be used to complete the acquisition and the Company’s ability to meet global demand and achieve 10,000 tables under management world-wide over the next five years. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the acquisition transaction may not be completed by March 2005, or at all, the risk that the impact on the Company’s ongoing operational results from the transaction will be more adverse to the Company than anticipated, the risk that the cash used in the transaction may be more than expected, risks related to the Company’s ability to enforce and continue to develop its intellectual property rights, including rights licensed from third parties, the risk that the Company’s intellectual property portfolio may not provide the benefits described in or implied by such forward-looking statements, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, risks related to delay in the introduction of new products, the status of rights licensed from content providers, the risk that the Company’s planned products may not perform in the manner indicated in such forward-looking statements, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.